Exhibit 99.2

NEORX REPORTS THIRD QUARTER 2003 RESULTS

Seattle, WA, November 13, 2003 – NeoRx Corporation (NASDAQ: NERX), a cancer therapeutics development company, today reported results for the third quarter ended September 30, 2003.  In the third quarter, NeoRx reached an agreement with the US Food and Drug Administration (FDA), under the Special Protocol Assessment process, on the phase III registration study for its lead product candidate, STR™ (Skeletal Targeted Radiotherapy) in patients with primary refractory multiple myeloma.

“Our recent agreement with the FDA for this phase III clinical study marks a watershed in the development of this promising cancer therapeutic, and we believe that it puts the Company in a new league for strategic partnering and raising additional funds for operations,” said Jack L. Bowman, Chairman and CEO.  “Preparations are well underway for producing STR at our Denton, Texas manufacturing facility and obtaining institutional review board approvals at clinical sites, and we are on track for opening the study to patient enrollment in the first quarter of 2004.”

NeoRx reported a net loss of $3.1 million ($0.12 diluted earnings per share after preferred dividends) for the third quarter of 2003, compared with a net loss of $11.5 million ($0.44 diluted per share loss after preferred dividends) for the third quarter of 2002.  The Company reported a net loss of $1.9 million ($0.08 diluted per share loss after preferred dividends) for the nine months ended September 30, 2003, compared with a net loss of $26.0 million ($0.99 diluted per share loss after preferred dividends) for the nine months ended September 30, 2002.

Revenue for the third quarter of 2003 was $0.2 million, compared with $0.5 million for the third quarter of 2002.  Revenue for the nine months ended September 30, 2003, was $10.5 million compared with $2.0 million for the nine months ended September 30, 2002.  Revenue for the third quarter of 2003 consisted of revenue from a facilities lease agreement, while revenue for the first nine months of 2003 consisted of $10.0 million from the assignment and license to Boston Scientific Corporation of certain intellectual property, and revenue from a facilities lease agreement.  Revenue for the third quarter of 2002 consisted of revenue from government grants and a facilities lease agreement.  Revenue for the nine months ended September 30, 2002 totaled $2.0 million and consisted of a milestone payment from Angiotech Pharmaceuticals, Inc., and revenues from government grants and a facilities lease agreement.

Total operating expenses for the third quarter of 2003 decreased 74% to $3.2 million from $12.2 million for the third quarter of 2002, and decreased 58% to $12.1 million for the nine months ended September 30, 2003 from $28.8 million for the same period in 2002.

Research and development expenses decreased 54% to $2.0 million for the third quarter of 2003 from $4.4 million for the third quarter of 2002, and decreased 58% to $7.4 million for the nine months ended September 30, 2003 from $17.5 million for the same time period in

2002. The decrease in research and development expenses for the third quarter of 2003 is the result of significantly reduced staffing, curtailment of the Company’s Pretarget® programs, and other cost reduction measures taken in 2002 and 2003.

General and administrative expenses decreased 26% to $1.1 million for the third quarter of 2003 from $1.5 million for the third quarter of 2002, and decreased 8% to $4.7 million for the nine months ended September 30, 2003 from $5.1 million for the same time period in 2002.  The decrease in general and administrative costs for the third quarter ended September 30, 2003 was due primarily to a reduction in facilities expense, salaries and other corporate overhead expenses.

During the nine month period ended September 30, 2003, the Company recorded a $0.2 million cumulative effect of change in accounting principle as a result of the Company’s adoption of SFAS 143, Accounting for Asset Retirement Obligations, effective January 1, 2003.

Cash and investment securities as of September 30, 2003, were $15.7 million compared with $16.1 million at December 31, 2002.  NeoRx achieved an average cash expenditure rate of $1.0 million per month for the third quarter of 2003.

NeoRx is a cancer therapeutics company developing products for targeted delivery of anti-cancer agents, including radiopharmaceuticals, to tumor sites.

This release contains forward-looking statements relating to the development of the Company’s products and future operating results that are subject to certain risks and uncertainties, which could cause actual results to differ materially from those projected. The words “believe,” “expect,” “intend,” “anticipate,” variations of such words, and similar expressions identify forward-looking statements, but their absence does not mean that the statement is not forward-looking. These statements are not guarantees of future performance and are subject to certain risks, uncertainties and assumptions that are difficult to predict. Factors that could affect the Company’s actual results include conditions in the capital markets in general and in the life science sector in particular, specifically those that may affect potential financing sources for the development of NeoRx’s business, the progress and costs of clinical trials and the timing of regulatory approvals, the availability of clinical materials from third-party suppliers, NeoRx’s ability to manufacture STR in a timely and cost-effective manner and commercialize products and other risks and uncertainties described in NeoRx’s current and periodic reports filed with the Securities and Exchange Commission, including NeoRx’s Annual Report on Form 10-K for the year ended December 31, 2002 and its latest Quarterly Report on Form 10-Q. Readers are cautioned not to place undue reliance on these forward-looking statements, which speak only as of the date of this release. The Company undertakes no obligation to update any forward-looking statement to reflect new information, events or circumstances after the date of this release or to reflect the occurrence of unanticipated events.

NeoRx and Pretarget are registered trademarks of NeoRx Corporation in the United States and/or foreign countries.

© 2003 NeoRx Corporation. All Rights Reserved.

NeoRx Corporation

Condensed Consolidated Statements of Operations

(In thousands, except per share data)

(Unaudited)

	Three Months Ended September 30,		Nine Months Ended September 30,
	2003	2002	2003	2002

REVENUES	$225	$507	$10,531	$2,036
OPERATING EXPENSES:
Research and development	2,037	4,438	7,376	17,472
General and administrative	1,142	1,535	4,742	5,137
Asset impairment loss	—	5,658		5,658
Restructuring	—	529	—	529
Total operating expenses	3,179	12,160	12,118	28,796

Loss from operations	(2,954)	(11,653)	(1,587)	(26,760)
Other income (expense), net	(169)	149	(135)	773
Net loss before cumulative effect of change in accounting principle	(3,123)	(11,504)	(1,722)	(25,987)

Cumulative effect of change in accounting principle	—	—	190	—
Net loss	(3,123)	(11,504)	(1,912)	(25,987)

Preferred stock dividends	(125)	(125)	(375)	(375)
Loss applicable to common shares	$(3,248)	$(11,629)	$(2,287)	$(26,362)

Loss per share:
Basic and diluted loss per share before cumulative effect of change in accounting principle	$(0.12)	$(0.44)	$(0.07)	$(0.99)
Cumulative effect of change in accounting principle	—	—	(0.01)	—
Basic and diluted loss applicable to common shares	$(0.12)	$(0.44)	$(0.08)	$(0.99)

Shares used in calculation of loss per share:
Basic and diluted	27,355	26,634	27,062	26,604

Pro forma amounts had accounting principle been applied retroactively:
Net loss		(11,532)		(26,070)
Preferred stock dividends		(125)		(375)
Loss applicable to common shares		$(11,657)		$(26,445)

Loss per share:
Basic and diluted		$(0.44)		$(0.99)

NeoRx Corporation

Condensed Consolidated Balance Sheets

(In thousands)

(Unaudited)

	September 30, 2003	December 31, 2002
ASSETS:
Cash and investment securities	$15,740	$16,136
Facilities and equipment, net	8,117	8,509
Other assets	1,022	1,348
Total assets	$24,879	$25,993

LIABILITIES AND SHAREHOLDERS’ EQUITY:
Current liabilities	$1,833	$3,210
Long-term liabilities	5,576	5,207
Shareholders’ equity	17,470	17,576
Total liabilities and shareholders’ equity	$24,879	$25,993